UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 19, 2009

Everest Re Group, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15731	98-0365432

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Wessex House – 2nd Floor 45 Reid Street PO Box HM 845 Hamilton HM DX, Bermuda		Not Applicable

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 441-295-0006

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        OTHER EVENTS.

On March 19, 2009, Everest Re Group, Ltd. announced that Everest Reinsurance Holdings, Inc., an indirect, wholly-owned subsidiary of Everest Re Group, Ltd., commenced a tender offer (the “Tender Offer”) for any and all of the $400 million 6.60% Fixed to Floating Rate Long Term Subordinated Notes due 2067 (the “Notes”) issued by Everest Reinsurance Holdings, Inc. The consideration payable for the Notes is $500 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the settlement date for the Notes purchased in the Tender Offer, which is expected to be made on the business day immediately following the expiration of the Tender Offer, or promptly thereafter.

Additional terms and conditions of the offer are set forth in the Offer to Purchase dated March 19, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”). The Tender offer will expire at 5:00 p.m., New York City time, on Thursday, March 26, 2009, unless extended or earlier terminated (the “Expiration Time”). Everest Reinsurance Holdings, Inc. expects to use available cash to pay the purchase price and accrued and unpaid interest for all Notes that it purchases pursuant to the offer. The Notes purchased pursuant to the Tender Offer are expected to be canceled.

A copy of the news release announcing the Tender Offer is filed herewith as Exhibit 99.1.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description

99.1	News Release of the registrant, dated March 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVEREST RE GROUP, LTD.

By:	/S/ CRAIG EISENACHER
Craig Eisenacher
Executive Vice President and

Chief Financial Officer

Dated: March 20, 2009

EXHIBIT INDEX

Exhibit

Number	Description of Document	Page No.

99.1	News Release of the registrant,
dated March 19, 2009	5